Exhibit 99.3

Supplemental Information Regarding Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure we use in our business that is not calculated or presented in accordance with Generally Accepted Accounting Principles (GAAP). Adjusted EBITDA is defined by us as net income (loss) less interest expense, net of interest income, income tax expense (benefit), depreciation and amortization, (gain) loss on investment, gain (loss) on debt extinguishment and asset impairment and aircraft retirements. We believe Adjusted EBITDA provides useful supplemental information about our operating performance. However, it should not be considered as an alternative to net income (loss) or cash flows from operating activities as indicators of operating performance or liquidity. Adjusted EBITDA should not be viewed in isolation and does not purport to be an alternative to net income (loss) as an indicator of operating performance or cash flow from operating activities as a measure of liquidity. Adjusted EBITDA excludes some, but not all, items that affect net income (loss), and these measures may vary among companies. Therefore, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies. The following information should be read in conjunction with the information in our Form 8-K furnished to the SEC on November 15, 2010.  The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income (loss)	$(7,034)	$52,200	$(6,851)	$132,662
Interest expense, net of interest income	10,834	17,438	32,779	42,739
Income tax expense (benefit)	(2,205)	(65,445)	(1,938)	(36,472)
Depreciation and amortization	21,583	17,053	59,276	53,394
(Gain) loss on investment	882	(9,500)	2,188	(51,000)
(Gain) loss on debt extinguishment	—	—	1,239	(85,305)
Asset impairment and aircraft retirements	—	3,530	—	4,215
Adjusted EBITDA	$24,060	$15,276	$86,693	$60,233